UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20459

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: September 13, 2004

(Date of earliest event reported)

LTC PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	1-11314	71-0720518
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No)

22917 Pacific Coast Highway, Suite 350 Malibu, California 90265
(Address of principal executive offices)

(805) 981-8655
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7. — Regulation FD

LTC Properties, Inc. (Registrant) currently has twenty-two (22) leases with Assisted Living Concepts, Inc. (ASLC) that cover thirty-seven (37) assisted living properties owned by Registrant.  These 37 properties represented, at June 30, 2004, approximately 13.1%, or $71,382,000, of Registrant’s total assets net of $16,723,000 of accumulated depreciation.

On  May 28, 2004, ASLC announced that it was engaging a financial advisor to explore various strategic alternatives available to ASLC.

Registrant’s 22 leases contain a provision whereby should there be a Change of Control (as defined in the leases) of ASLC and the surviving entity does not have a Net Worth (as defined in the leases) equal to or greater than Seventy-Five Million Dollars ($75,000,000.00) the Registrant shall have the right to declare an Event of Default.

Should the shareholders of ASLC agree to a transaction that would not comply with the Change of Control provisions of the leases, Registrant believes that it may elect to declare a default under the leases and would need to enter into a new lease or leases with one or more new tenants.

As a result, Registrant has engaged Cohen & Steers, Capital Advisors, LLC to identify and distribute to a select list of potential lessees an Information Memorandum that details certain specific information for the 37 properties.  A copy of this Information Memorandum, showing annualized cash flow for these 37 properties of $5,400,000 after proposed rent, prior to management fees or corporate overhead is furnished as Exhibit 7.1 to this Form 8-K and is incorporated herein by reference.  The cash flow data in the Information Memorandum was provided to the Registrant by the current tenant and was not independently verified by the Registrant.  Such information shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LTC PROPERTIES, INC.

Dated: September 14, 2004	By:	/s/ WENDY L. SIMPSON
Wendy L. Simpson
Vice Chairman and Chief Financial Officer

EXHIBIT INDEX

Exhibit 7.1                                          Information Memorandum